Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

Gryphon Gold Provides Production Update for April 2012

  Shipped 3,122 ounces of doré during month

  Updates annual production target to 25,000 - 30,000 gold ounces per year

  Initiated exploration drilling

CARSON CITY, NV, May 1, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCBB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced today that the Company poured and shipped 3,122 ounces of doré in the month of April. Based on preliminary assays, the doré is estimated to be comprised of 44% gold and 52% silver. The April production is in addition to the original test pour of two doré bars in March.

James T. O’Neil Jr., CEO of Gryphon Gold, commented, “We have made progress over the last three months moving beyond our start-up production challenges to producing 3,122 ounces of doré in April. At this level, we estimate that we will be able to cover our fixed costs and generate sufficient cash to begin to strengthen our balance sheet, increase our assets and invest in expanded production capacity. Our heap leach processes are flowing well and we expect final work on the structure for the Adsorption Desorption Recovery (“ADR”) building to be completed in May. Importantly, we can begin to look forward. We are commencing a drill program to define our next steps in efforts to expand our existing resources. We also have plans to expand our production capacity.” Gryphon Gold expects to achieve an annual production rate of 25,000-30,000 ounces of gold with its expanded facilities in 2012.

Gryphon Gold currently has $4.0 million in the treasury. Gryphon Gold plans to invest in capacity expansion through additional crushing capabilities, doubling the size of the existing leach pad and refinement of its production processes.

For further information please contact:

James T. O’Neil Jr., CEO
1-775-883-1456 joneil@gryphongold.com

Lisanna Lewis, Vice President, Treasurer
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is in the business of acquiring, exploring, and developing gold properties in the United States, emphasizing the State of Nevada. The Company’s primary focus is on the advancement of its Borealis property, located in Nevada’s Walker Lane Gold Belt (the “Borealis Property”). The plan for the Borealis Property is to advance the development of the oxide heap leachable gold and silver to the production stage and to further expand and develop the significant sulphide resource through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property is unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website.

Gryphon Gold Provides Production Update for April 2012
May 1, 2012

www.gryphongold.com.

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to composition of the shipped doré; estimates related to cash, fixed costs and the effect on the Company’s balance sheet from doré shipments; plans related to final work on the ADR plant building structure; plans and timing of the drill program and expected results; estimates related to the production rate for 2012; expected investments to increase production capacity and the plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing may be required and, if so, may not be available on terms satisfactory to the Company if at all, risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2011, and interim report on Form 10Q for the period ended December 31, 2011, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.